Exhibit 1(q)

BLACKROCK ASIAN DRAGON FUND, INC.

ARTICLES OF AMENDMENT

BLACKROCK ASIAN DRAGON FUND, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:    The charter of the Corporation (the “Charter”) is hereby amended by deleting Article II in its entirety and inserting in lieu thereof the following:

“ARTICLE II

NAME

The name of the Corporation is BLACKROCK FUNDS VII, INC. (the “Corporation”).”

SECOND:    The Charter is hereby amended as follows: (a) the Institutional Common Stock of the Corporation is hereby redesignated as Institutional Common Stock of BlackRock Asian Dragon Fund, (b) the Investor A Common Stock of the Corporation is hereby redesignated as Investor A Common Stock of BlackRock Asian Dragon Fund, (c) the Investor C Common Stock of the Corporation is hereby redesignated as Investor C Common Stock of BlackRock Asian Dragon Fund, (d) the Class R Common Stock of the Corporation is hereby redesignated as Class R Common Stock of BlackRock Asian Dragon Fund, and (e) the Class K Common Stock of the Corporation is hereby redesignated as the Class K Common Stock of BlackRock Asian Dragon Fund.

THIRD:    All of the shares of the Corporation’s capital stock shall continue to have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as currently set forth in the Charter.

FOURTH:    The amendments to the Charter that are effected by these Articles of Amendment have been approved by a majority of the entire board of directors of the Corporation and are limited to changes expressly authorized by Section 2-605(a) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FIFTH:    The authorized stock of the Corporation has not been increased by these Articles of Amendment.

SIXTH:    As amended hereby, the Charter shall remain in full force and effect.

SEVENTH:    These Articles of Amendment shall be effective as of the     day of 2021.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this    day of    , 2021, by the President and Chief Executive Officer of the Corporation who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information, and belief, and under penalties for perjury, the matters and facts set forth herein are true in all material respects.

WITNESS:	BLACKROCK ASIAN DRAGON FUND, INC.

/s/ Janey Ahn	By:	/s/ John M. Perlowski
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer

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